Exhibit 10.4

LookSmart, Ltd. Executive Team Incentive Plan

Plan Year 2006

A. INTRODUCTION

1) Plan Objectives

•	Keep our total compensation package market competitive, and enhance LookSmart’s ability to attract, motivate and retain top talent

•	Recognize the role that our leaders have in the success of the Company

•	Motivate and recognize “At Target” and “Exceeds Target” performance at Company, Function/Group and individual level

•	Encourage cross-company collaboration and motivate behaviors that improve the company’s annual financial performance

•	Provide consistency (but with some flexibility/ discretion) as we adapt to changing business and operational needs

2) Effective Period

The Executive Team Incentive Plan is effective for the fiscal year 2006 beginning January 1, 2006, through December 31, 2006.

B. PLAN PROVISIONS

1) Eligibility

This Plan is for covered employees of LookSmart, Ltd. (the “Company”) only and does not include any subsidiary or other affiliated Company. SVPs/VPs who report directly to the CEO are eligible to participate. This Plan is for 2006 only and the Plan may or may not be continued in subsequent years.

2) Target Incentives

Your target incentive is stated in your 2006 Compensation Workbook. This target can range higher or lower depending on performance criteria.

Target Incentives does not constitute a promise of attainment, earning or payment. Your actual payment may vary from your target incentive depending on Company financial performance and your group and individual performance.

Target incentives may be reviewed and revised at the discretion of the Chief Executive Officer and the Compensation Committee/Board of Directors, and in the case of the CEO, by the Compensation Committee/Board of Directors.

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3) Executive Team Incentive Plan –Determination

Assuming minimum thresholds are met, participants will be eligible to receive a payment on all elements of the Plan based on the criteria set forth in Attachment 1.

C. ADMINISTRATION

1) Form and Timing of Payment

Awards made under the Plan are not earned until paid. Payment will not occur until after financial results for 2006 are calculated and filed with the SEC according to generally accepted accounting principles – but no later than the end of Q1 2007. You must be employed on the payout date to earn the award.

The executive team can elect to receive 50% of their bonus target in a performance stock option grant as described in Attachment 2.

Each team member will be provided with a workbook that outlines this option. If this option is not elected the bonus will be payable in cash, subject to appropriate taxes and pursuant to normal payroll procedures. Payouts are considered income at the time they are received. No loans may be made under the Plan.

2) Hires or Promotions into the Plan

If an employee is hired into a job that qualifies for the Executive Team Incentive Plan on or before September 30, 2006, the employee will be included in the Plan and the target incentive amount will be prorated based on the date of hire. (Example: If hire or promotion date is July 1, 2006, employee would be eligible for 50% of target bonus.)

If an employee is hired or promoted into the Plan after September 30, 2006, the employee will not be permitted to participate in the Executive Team Incentive Plan for 2006.

3) Transfers out of Plan

When an employee transfers during 2006 from an Executive Team Incentive Plan-eligible position to one that is not eligible, the employee may receive the Plan award based on a prorated ETIP target incentive. (Example: If transfer out of eligible position occurs on June 30, 2006, employee is eligible for 50% of target bonus.)

4) Leaves of Absence and Part-Timers

Target incentives will be prorated for participants who have been on an approved leave of absence of any length during the Plan year (inactive status), and for participants who are on a reduced work schedule.

5) Termination of Employment

Any termination of your employment will be subject to the terms of your offer letter.

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6) Disputes and Binding Arbitration

If you believe that you have not received a payment to which you believe you are entitled, or believe that the Plan is not being operated properly, you must file a formal claim within 6 months of the date on which you first knew (or should have known) of the facts on which the claim is based. You must present such a claim to the CEO or his/her designee(s) in writing. The CEO or his/her designee(s) shall consider the claim and issue its determination in writing. If your claim is granted, you will be provided with the benefits or relief you seek. If your claim is wholly or partially denied, the CEO or his/her designee(s) shall provide you with written notice setting forth the reason or reasons for the denial. If the CEO or his/her designee(s) fails to respond to your claim in a timely manner, you may treat the claim as having been denied. Any claims that you do not pursue through this procedure shall be treated as having been irrevocably waived.

LookSmart hopes that any disputes involving the ETIP can be resolved through the process described above. However, in the event that such a resolution is not possible, you and the Company agree that all such disputes regarding this Plan shall be settled by binding arbitration held in San Francisco, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including Section 1283.05, (the “Rules”) and pursuant to California law. A copy of the Rules is available for your review. The Company will pay for any administrative or hearing fees charged by the arbitrator or the arbitrating body except that except that the Participant shall pay the first $125.00 of any filing fees associated with any arbitration initiated by the Participant.

Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between the Company and the Participant involving the Plan. Accordingly, except as provided for by the Rules, neither the Company nor the Participant will be permitted to pursue court action regarding claims that are subject to arbitration under this Plan. The Participant is not prohibited from pursuing an administrative claim with a local, state or federal administrative body.

7) Employment at Will

Neither this Plan nor any information communicated to you regarding the ETIP alters the “at will” employment relationship between LookSmart and its employees. This means that your employment with the Company is for no specified period, and just as you are free to resign at anytime for any reason or no reason, similarly the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice.

This Plan sets forth all the rules applicable to LookSmart’s Executive Team Incentive Plan. These rules may only be modified in a writing signed by the CEO.

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I have read and understand the Plan:

Print Name:

Signature:

Check One:

             I would like to receive 50% of my target incentive payment in Performance Stock Options and 50% in cash.

             I would like to receive 100% of my bonus achievement in cash.

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